July 6, 2022

Matthew Field

Re:    Relocation Assistance

Dear Matt:

As you know, on June 29, 2022, Compensation Committee (the “Committee”) of the Board of Directors of Joby Aviation, Inc. (the “Company”) approved a relocation assistance package to incentivize you to permanently relocate to a location within 50 miles of the Company’s Santa Cruz, San Carlos or Marina, California office locations (a “Qualifying Residence”). The relocation assistance consists of two separate components. First, the Company will advance you $200,000 to be used for the down-payment on a Qualifying Residence (the “Down Payment Assistance”). The Down Payment Assistance shall be payable to you upon acceptance by the seller of your offer to purchase a Qualifying Residence and shall be subject to all applicable taxes and withholdings. If the purchase is not completed, you agree to repay the Down Payment Assistance to the Company within 30 days of the purchase contract being cancelled or rescinded. In addition, the Down Payment Assistance will be subject to pro rata repayment obligation if you voluntarily resign or are terminated for Cause (as defined in the Company’s 2021 Equity Incentive Plan) within 3 years from the date you receive the Down Payment Assistance.

In addition, effective as of the Company’s July 8, 2022 payroll, you will receive an additional $100,000 per annum in cash compensation (the “Geographic Differential Compensation”), subject to all applicable taxes and withholdings. The Geographic Differential Compensation will terminate if you cease to rent or own a Qualifying Residence. Additionally, the Geographic Differential Compensation will be annually reviewed by the Committee and may be terminated by the Committee at any time in its sole discretion. For the avoidance of doubt, the Geographic Differential Compensation shall not be considered as part of your base salary for the purpose of calculating bonus, equity or other compensation.

This letter agreement is not a promise of continued employment and your employment relationship with the Company continues to be “at will” meaning that either you or the Company may terminate your employment at any time and for any reason.

Sincerely,

Joby Aero, Inc.

_/s/ Kate DeHoff_______________
Kate DeHoff
General Counsel and Secretary

Agreed and accepted,

/s/ Matthew Field
Matthew Field

2155 Delaware Street, Suite 225, Santa Cruz, CA 95060 | (831) 201-6700 | (831) 426-5666 FAX | jobyaviation.com